STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of June 9, 2025, by and among Fifty 1 Labs, Inc., a corporation duly organized and existing under the laws of the State of Nevada, with its principal executive offices at 751 N Drive, Suite 11, Melbourne, FL 32934 (the "Company"), and the individuals and/or entities listed on Schedule A attached hereto (each, a "Purchaser" and collectively, the "Purchasers").

WHEREAS, the Company is a publicly traded corporation listed on the OTC Markets under the ticker symbol "FITY," engaged in the business of AI-driven drug repurposing and functional medicine;

WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase, an aggregate of 1,429,000 shares of Series B Preferred Stock of the Company (the "Preferred Shares"), valued at $1,000,000, for a purchase price of $350,000 in the aggregate, pursuant to the terms and conditions set forth herein;

WHEREAS, the Preferred Shares shall have a conversion ratio of 350 shares of the Company's common stock (the "Common Stock") for each Preferred Share (the "Conversion Ratio"), along with equal liquidation and voting rights as the Common Stock and other rights and preferences as set forth in the Certificate of Designation for the Series B Preferred Stock (the "Certificate of Designation"), substantially in the form attached hereto as Exhibit A;

WHEREAS, as of June 2, 2025, the Company's share structure is as follows: 800,000,000 authorized shares, 571,878,600 outstanding shares, 103,110,385 restricted shares, 468,768,215 unrestricted shares, and 468,765,751 shares held at DTC;

WHEREAS, the Company and the Purchasers intend for the issuance and sale of the Preferred Shares to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: PURCHASE AND SALE OF PREFERRED SHARES

1.1 **Purchase and Sale**. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the number of Preferred Shares set forth opposite such Purchaser's name on Schedule A, for the purchase price set forth therein (the "Purchase Price"), totaling $350,000 in the aggregate for 1,429,000 Preferred Shares valued at $1,000,000.

1.2 **Closing**. (a) The closing of the purchase and sale of the Preferred Shares (the "Closing") shall take place remotely via the exchange of documents and signatures on June 25, 2025, or at such other time and place as mutually agreed upon by the Company and the Purchasers (the "Closing Date"). (b) At the Closing: (i) Each Purchaser shall deliver to the Company the Purchase Price for its Preferred Shares, as set forth on Schedule A, by wire transfer of immediately available funds to an account designated by the Company in writing at least five (5) business days prior to the Closing. (ii) The Company shall deliver to each Purchaser a stock certificate or book-entry confirmation representing the number of Preferred Shares purchased, registered in the name of such Purchaser, free and clear of all liens, claims, and encumbrances, except for restrictions on transfer imposed by applicable securities laws. (c) The Company shall file the Certificate of Designation with the Nevada Secretary of State prior to or concurrently with the Closing, establishing the rights, preferences, and privileges of the Preferred Shares.

1.3 **Use of Proceeds**. The proceeds from the sale of the Preferred Shares shall be used for general corporate purposes, including, but not limited to, research and development of the Company's AI-driven drug repurposing platform, acquisitions, website development (MVP launch by June 30, 2025; full launch by July 14, 2025), and operational expenses, as outlined in the Company's management plan dated June 3, 2025 (the "Game Plan"), a summary of which has been provided to the Purchasers.

ARTICLE II: DESCRIPTION OF PREFERRED SHARES

2.1 **Rights and Preferences**. The Preferred Shares shall have the rights, preferences, and privileges set forth in the Certificate of Designation, including, but not limited to: (a) **Conversion Rights**: At the Conversion Time (as defined in the Certificate of Designation), each Preferred Share shall be convertible into 350 shares of Common Stock, subject to adjustments for stock splits, stock dividends, recapitalizations, or similar transactions as provided in the Certificate of Designation. Upon conversion, the Preferred Shares shall convert into an aggregate of 500,150,000 shares of Common Stock (1,429,000 Preferred Shares x 350). (b) **Liquidation Rights**: In the event of any liquidation, dissolution, or winding up of the Company, holders of Preferred Shares shall have the same liquidation rights as holders of Common Stock, receiving distributions on a pari passu basis with Common Stock holders, as detailed in the Certificate of Designation. (c) **Voting Rights**: The Preferred Shares shall have full voting rights and powers equal to those of the Common Stock, entitling holders to notice of any stockholders' meeting in accordance with the Company's Bylaws and applicable law. Holders of Preferred Shares shall vote together with holders of Common Stock and other series of preferred stock as a single class on all matters submitted to a vote of shareholders, except as otherwise required by law, with each Preferred Share entitled to the number of votes equal to the number of shares of Common Stock into which it is convertible (i.e., 350 votes per Preferred Share). (d) **No Dividend Rights**: The Preferred Shares shall not accrue dividends unless otherwise determined by the Board and specified in the Certificate of Designation. (e) **Anti-Dilution Protection**: The Preferred Shares shall include standard weighted-average anti-dilution protection in the event of stock splits, stock dividends, recapitalizations, or similar transactions, as detailed in the Certificate of Designation.

2.2 **Securities Law Restrictions**. The Preferred Shares and any Common Stock issued upon conversion thereof (collectively, the "Securities") are "restricted securities" under Rule 144 of

the Securities Act and may not be sold, transferred, or otherwise disposed of absent registration under the Securities Act or an applicable exemption therefrom. The Securities shall bear a legend reflecting such restrictions, as set forth in Section 4.2(c).

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1 **Organization and Good Standing**. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as currently conducted and to own or lease its properties and assets.

3.2 **Authorization**. The execution, delivery, and performance of this Agreement and the issuance of the Preferred Shares have been duly authorized by all necessary corporate actions, including approval by the Board of Directors (the "Board") on June 3, 2025. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

3.3 **No Conflicts**. The execution, delivery, and performance of this Agreement, the issuance of the Preferred Shares, and the filing of the Certificate of Designation do not and will not: (i) conflict with or violate the Company's Articles of Incorporation, Bylaws, or any law, rule, or regulation applicable to the Company; (ii) require any consent, approval, or filing with any governmental authority, except for the filing of the Certificate of Designation and SEC disclosures; or (iii) result in the creation of any lien or encumbrance on the Company's assets.

3.4 **Capitalization**. (a) As of June 2, 2025, the Company's authorized capital stock consists of 800,000,000 shares, of which 571,878,600 shares of Common Stock are issued and outstanding, 103,110,385 are restricted, 468,768,215 are unrestricted, and 468,765,751 are held at DTC. The Company has [Number] shares of preferred stock authorized, of which [Number] are designated as Series A Preferred Stock and 1,429,000 are designated as Series B Preferred Stock pursuant to the Certificate of Designation. (b) The Preferred Shares, when issued, will be duly authorized, validly issued, fully paid, and non-assessable, free and clear of all liens, claims, and encumbrances, except for restrictions on transfer under applicable securities laws. (c) Upon conversion of the 1,429,000 Preferred Shares at the 350:1 Conversion Ratio, the Company will issue 500,150,000 shares of Common Stock, which, when added to the 571,878,600 outstanding shares, totals 1,072,028,600 shares, exceeding the authorized share limit of 800,000,000. The Company represents that, prior to any conversion, it will amend its Articles of Incorporation to increase the authorized shares to at least 1,200,000,000, subject to shareholder approval, to accommodate such conversion. (d) Except as disclosed in the Company's SEC filings or the Game Plan, there are no outstanding options, warrants, or other rights to acquire securities of the Company that would affect the Conversion Ratio or the rights of the Preferred Shares.

3.5 **SEC Compliance**. The Company is current in its reporting obligations under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has filed all

required reports, including Forms 10-K, 10-Q, and 8-K, with the Securities and Exchange Commission (the "SEC"). Such filings comply in all material respects with applicable SEC requirements and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

3.6 **Exemption from Registration**. Assuming the accuracy of the Purchasers' representations and warranties in Article IV, the issuance and sale of the Preferred Shares pursuant to this Agreement are exempt from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D.

3.7 **Litigation**. Except as disclosed in the Company's SEC filings, there is no pending or, to the Company's knowledge, threatened litigation, investigation, or proceeding that could materially adversely affect the Company's ability to perform its obligations under this Agreement or the rights of the Preferred Shares.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1 **Authorization**. The Purchaser has the full power and authority to enter into this Agreement, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

4.2 **Accredited Investor and Sophistication**. (a) The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act, with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of investing in the Securities. (b) The Purchaser has had the opportunity to review the Company's SEC filings, the Game Plan, the Certificate of Designation, and other relevant documents, and to ask questions of and receive answers from the Company's management regarding the Company's business, financial condition, and the terms of the Preferred Shares. (c) The Purchaser understands that the Securities are "restricted securities" under the Securities Act, have not been registered, and may not be sold or transferred absent registration or an applicable exemption. The Purchaser agrees to the imposition of a legend on the Securities substantially as follows: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

4.3 **Investment Intent**. The Purchaser is acquiring the Preferred Shares for its own account, for investment purposes only, and not with a view to distribution or resale in violation of the Securities Act or other applicable securities laws.

4.4 **No Conflicts**. The execution, delivery, and performance of this Agreement by the Purchaser do not conflict with or violate any law, agreement, or obligation to which the Purchaser is bound.

4.5 **Financial Capability**. The Purchaser has sufficient funds available to pay the Purchase Price and to bear the economic risk of the investment, including the potential loss of the entire investment.

ARTICLE V: CONDITIONS TO CLOSING

5.1 **Conditions to Purchasers' Obligations**. The obligations of each Purchaser to consummate the transactions at the Closing are subject to the satisfaction or waiver of the following conditions: (a) The Company's representations and warranties in Article III shall be true and correct in all material respects as of the Closing Date. (b) The Company shall have filed the Certificate of Designation with the Nevada Secretary of State. (c) The Company shall have delivered to each Purchaser a stock certificate or book-entry confirmation for the Preferred Shares purchased. (d) No governmental authority shall have issued an order prohibiting the transactions contemplated by this Agreement. (e) The Company shall have provided a written commitment to amend its Articles of Incorporation to increase the authorized shares to at least 1,200,000,000 prior to any conversion of the Preferred Shares.

5.2 **Conditions to Company's Obligations**. The obligations of the Company to consummate the transactions at the Closing are subject to the satisfaction or waiver of the following conditions: (a) Each Purchaser's representations and warranties in Article IV shall be true and correct in all material respects as of the Closing Date. (b) Each Purchaser shall have delivered the Purchase Price as set forth on Schedule A. (c) No governmental authority shall have issued an order prohibiting the transactions contemplated by this Agreement.

ARTICLE VI: COVENANTS

6.1 **SEC Filings**. The Company shall file a Form 8-K with the SEC within four (4) business days of the Closing, disclosing the material terms of this Agreement, the issuance of the Preferred Shares, and the filing of the Certificate of Designation, in compliance with Items 3.02, 5.03, and 5.07 of Form 8-K.

6.2 **Registration Rights**. Upon the Company's uplisting to the OTCQB Venture Market (targeted for September 1, 2025), the Company shall, within ninety (90) days, file a registration statement on Form S-1 with the SEC to register the Common Stock issuable upon conversion of the Preferred Shares, subject to customary terms and conditions to be mutually agreed upon by the Company and the Purchasers.

6.3 **Authorized Share Increase**. The Company shall, prior to any conversion of the Preferred Shares, take all necessary actions to amend its Articles of Incorporation to increase the authorized shares to at least 1,200,000,000, including obtaining Board and shareholder approval in accordance with Nevada law and SEC regulations, and file such amendment with the Nevada Secretary of State.

6.4 **Insider Trading Compliance**. Each Purchaser agrees to comply with the Company's insider trading policies and Section 16 of the Exchange Act, including refraining from trading in the Company's securities during blackout periods or while in possession of material non-public information.

6.5 **Further Assurances**. Each party shall execute and deliver such additional documents and take such further actions as may be reasonably required to effectuate the transactions contemplated by this Agreement, including the Company's filing of a Form D with the SEC within fifteen (15) days of the Closing.

ARTICLE VII: INDEMNIFICATION

7.1 **Indemnification by the Company**. The Company shall indemnify, defend, and hold harmless each Purchaser and its affiliates, officers, directors, and agents (each, a "Purchaser Indemnified Party") from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) ("Losses") arising out of or resulting from any breach of the Company's representations, warranties, or covenants in this Agreement, except to the extent caused by the Purchaser Indemnified Party's gross negligence or willful misconduct.

7.2 **Indemnification by Purchasers**. Each Purchaser, severally and not jointly, shall indemnify, defend, and hold harmless the Company and its affiliates, officers, directors, and agents (each, a "Company Indemnified Party") from and against any Losses arising out of or resulting from any breach of such Purchaser's representations, warranties, or covenants in this Agreement, except to the extent caused by the Company Indemnified Party's gross negligence or willful misconduct.

7.3 **Procedure**. An indemnified party shall promptly notify the indemnifying party in writing of any claim for indemnification, provide copies of relevant documents, and cooperate fully in the defense. The indemnifying party may assume control of the defense with counsel reasonably acceptable to the indemnified party, provided no settlement admitting liability of the indemnified party shall be made without its consent, which shall not be unreasonably withheld.

ARTICLE VIII: TERMINATION

8.1 **Termination**. This Agreement may be terminated prior to the Closing: (a) By mutual written consent of the Company and the Purchasers. (b) By either party if the Closing has not occurred by July 15, 2025, provided the terminating party is not in breach of its obligations hereunder. (c) By either party if a governmental authority issues a final, non-appealable order prohibiting the transactions contemplated hereby.

8.2 **Effect of Termination**. Upon termination, this Agreement shall be void and of no further effect, except that Sections 7 (Indemnification), 9.1 (Governing Law), 9.2 (Arbitration), and 9.8 (Confidentiality) shall survive. Any Purchase Price paid prior to termination shall be promptly refunded to the Purchasers.

ARTICLE IX: MISCELLANEOUS

9.1 **Governing Law**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to its conflict of laws principles.

9.2 **Arbitration**. (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, including its breach, termination, or validity, shall be resolved by binding arbitration in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). (b) The arbitration shall be conducted by a single arbitrator with experience in securities and corporate law, selected in accordance with AAA rules. The arbitrator's decision shall be final and enforceable in any court of competent jurisdiction. (c) The parties shall share equally the costs of arbitration, except that each party shall bear its own attorneys' fees unless otherwise awarded by the arbitrator.

9.3 **Equitable Relief**. Notwithstanding Section 9.2, any party may seek injunctive or other equitable relief in any court of competent jurisdiction in Miami-Dade County, Florida, to enforce confidentiality or securities law obligations, without posting a bond.

9.4 **Entire Agreement**. This Agreement, together with Schedule A, Exhibit A, and any other documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral.

9.5 **Amendments**. No amendment or modification of this Agreement shall be valid unless in writing and signed by the Company and Purchasers holding a majority of the Preferred Shares issued hereunder, with Board approval for any material changes.

9.6 **Severability**. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be reformed to preserve the parties' intent.

9.7 **Notices**. All notices required hereunder shall be in writing and delivered by hand, certified mail (return receipt requested), or reputable overnight courier to the Company at 751 N Drive, Suite 11, Melbourne, FL 32934, Attn: Chief Executive Officer, and to each Purchaser at the address set forth on Schedule A, or such other address as designated in writing. Notices shall be effective upon receipt or, if mailed, three (3) business days after mailing.

9.8 **Confidentiality**. Each Purchaser agrees to keep confidential all non-public information provided by the Company in connection with this Agreement, except as required by law or with the Company's prior written consent. If disclosure is required (e.g., by SEC subpoena), the Purchaser shall provide the Company with prompt notice to seek a protective order.

9.9 **Counterparts**. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall have the same effect as original signatures.

9.10 **Waiver**. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

9.11 **Assignment**. No Purchaser may assign its rights or obligations under this Agreement without the Company's prior written consent, except to an affiliate. The Company may assign this Agreement to a successor in connection with a merger, acquisition, or sale of all or substantially all of its assets, provided such successor assumes all obligations hereunder.

9.12 **Public Company Obligations**. The parties acknowledge that the Company is subject to the reporting requirements of the Exchange Act and OTC Markets regulations, and this Agreement's execution, the issuance of the Preferred Shares, and the filing of the Certificate of Designation shall be disclosed in a Form 8-K filing within four (4) business days of the Closing.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY: FIFTY 1 LABS, INC.

DocuSigned by:

By: ______________________ Name: Paul Arora Title: Chief Executive Officer

10289C3F14D745D...

PURCHASERS: MTEK Holdings, Inc

Signed by:

By: Kristian Thorlund

812A9553086E48B...

Name: Kristian Thorlund

SCHEDULE A: PURCHASER INFORMATION

Purchaser Name	Number of Preferred Shares	Purchase Price
MTEK Holdings, Inc	1,429,000	$350,000
Total	**1,429,000**	**$350,000**